Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	February 23, 2017 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

EARNINGS FOR YEAR-END AND FOURTH QUARTER 2016

SAN JOSE, CA - California Water Service Group (NYSE: CWT) today announced net income of $48.7 million and diluted earnings per share of $1.01 for 2016, compared to net income of $45.0 million and earnings per share of $0.94 in 2015.

The $3.7 million increase in net income was primarily a result of a $2.8 million net resolution of several regulatory memorandum and balancing accounts in the California Water Service Company (Cal Water) 2015 General Rate Case (GRC) settlement agreement, a $1.9 million increase from the recovery of prior years’ incremental drought program costs, a resolution of litigation proceeds in the GRC settlement agreement, and a $1.7 million increase in estimated unbilled revenue in 2016.  These increases were partially offset by increases in other operations expense, which included a GRC settlement agreement to write-off $3.2 million associated with a cancelled water supply project in Bakersfield which was recognized in the third quarter, increases in depreciation and amortization, maintenance, property tax, employee wage, and net interest expenses.

“Although 2016 was one of the more challenging years in the Company’s recent history, we achieved many successes,” said President and Chief Executive Officer Martin A. Kropelnicki.

“The Company’s key accomplishments included partnering with customers to achieve significant water savings during the California drought; responding effectively to the Erskine fire in Kern River Valley; investing a record $228.9 million to improve and upgrade critical water system infrastructure; increasing the dividend by three percent, which was our 49th consecutive annual increase; and being ranked highest in overall satisfaction among water utilities in the western United States in J.D. Powers’ inaugural water utility residential customer satisfaction survey.

“We ended 2016 with the CPUC’s timely approval of our 2015 General Rate Case. The parties involved worked diligently in drafting a fair and reasonable settlement. The authorizations in the GRC, including $658.8 million of capital investment over three years, ensure we can continue improving the quality of life for customers and communities we serve,” he said.

Additional Financial Results for 2016

Total revenue increased 3.6% to $609.4 million in 2016 compared to $588.4 million in 2015, primarily due to rate increases to offset increases in purchased water quantities and wholesale water rates.

Total operating expenses increased $16.0 million, or 3.1%, to $533.2 million in 2016 compared to the prior year.

Water production expenses increased $12.1 million, or 5.8%, to $220.0 million in 2016, primarily due to increases in purchased water quantities and higher wholesale water rates.  As designed, the California revenue decoupling mechanisms record an increase to revenue equal to the increase in California water production costs.

Administrative & general and other operations expenses decreased slightly to $178.6 million in 2016, primarily due to decreases in employee benefit costs, incremental drought program expenses, and a decrease in uninsured loss costs. These cost decreases were partially offset by an increase in costs associated with the realization of operating revenue that was deferred in prior years, a third-quarter write-off of $3.2 million of capital costs, increases in conservation program costs, and employee wages. Changes in employee pension benefits, employee and retiree medical costs, and water conservation program costs for regulated California operations generally do not affect earnings, as the Company is allowed by the CPUC to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Incremental California drought program operating expenses were approximately $4.3 million in 2016, the same as in 2015.  These expenses were included in administrative & general, other operations, and maintenance expenses. Further, all incremental drought costs are recorded in a CPUC authorized memorandum account that is recoverable after CPUC reasonableness review and approval.

Maintenance expenses increased $1.5 million, or 7.1%, to $23.0 million in 2016, due to increased costs for repairs of reservoirs, tanks, and services.

Income taxes increased $0.3 million, or 1.1%, to $24.8 million in 2016, due primarily to an increase in net operating income which was partially offset by an increase in the tax benefit from the flow through method of accounting for “repairs” deductions on the Company’s state income tax filings. The estimated effective tax rate for 2016 is 35.5%.

Other income, net of income taxes, increased $1.9 million in 2016, due primarily to the recognition of $1.5 million of litigation proceeds approved in the Cal Water 2015 GRC settlement agreement and an unrealized gain on our benefit plan insurance investments.

Fourth Quarter 2016 Results

For the fourth quarter of 2016, net income increased $6.6 million, or 78.0%, to $15.1 million, and diluted earnings per share increased $0.13, or 72.2%, to $0.31 per diluted share compared to the fourth quarter of 2015.  The increase in net income was due primarily to increases from the resolution of several regulatory memorandum and balancing accounts in the Cal Water 2015 GRC settlement agreement, CPUC authorization to recover prior year incremental drought program costs, and an increase in other income in 2016.  These increases were partially offset by increases in other operations, depreciation and amortization, property tax, and net interest expenses.

Revenue for the fourth quarter increased $12.5 million, or 9.0%, to $150.9 million mostly due to rate increases and changes to various balancing accounts which were authorized in the California GRC decision.  Total operating expenses for the quarter increased $6.1 million, or 5.0%, to $129.6 million.  Water production expenses increased $1.9 million mostly due to increases in purchased water quantities and wholesale water rates.  Administrative & general and other operations expenses increased $1.7 million, or 3.8%, to $45.8 million due to an increase in costs associated with the realization of operating revenue that was deferred in prior years, and increases in conservation program costs, which were partially offset by decreases in employee benefit costs and incremental drought program expenses.  Maintenance expense decreased $0.3 million, or 4.8%, to $5.5 million.  Other income, net of income taxes, increased $0.7 million, or 74.2%, to $1.6 million mostly due to the recognition of $1.5 million of litigation proceeds.  Net interest expense increased $0.4 million, or 6.0%, to $7.9 million.

The under-collected net receivable balance in the WRAM and MCBA mechanism was $36.6 million as of December 31, 2016, a decrease of 8.5%, or $3.4 million, from the balance of $40.0 million as of December 31, 2015.

Regulatory Update

On December 15, 2016, the CPUC voted to approve Cal Water’s 2015 GRC settlement agreement.  The approved decision, which was proposed by the presiding Administrative Law Judge in November 2016, authorizes Cal Water to increase gross revenue by approximately $45.0 million in 2017, $17.2 million in 2018, and $16.3 million in 2019, and up to $30.0 million upon completion and approval of the Company’s advice letter projects. The 2018 and 2019 revenue increases are subject to the CPUC’s earning test protocol.

The CPUC’s decision also authorizes Cal Water to invest $658.8 million in water system improvements throughout California over the three-year period of 2016-2018 in order to continue to provide safe and reliable water to its customers.  This figure includes $197.3 million of water system infrastructure improvements that will be subject to the CPUC’s advice letter procedure.

Other Information

All stockholders and interested investors are invited to listen to the 2016 year-end and fourth quarter conference call on February 23, 2017 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-888-806-6208 or 1-913-312-1516 and keying in ID #7406571.  A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 23, 2017 through April 23, 2017, at 1-888-203-1112 or 1-719-457-0820, ID #7406571.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2016q4slides.pdf after 6:00 a.m. PDT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, and Vice President of Regulatory Matters Paul G. Townsley.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service was ranked “Highest in Customer Satisfaction Among Water Utilities in the West” in 2016 by J.D. Power in its inaugural Water Utility Residential Customer Satisfaction Study. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, such as Zika, avian flu, H1N1 flu and severe acute respiratory syndrome, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

##

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2016	2015
ASSETS
Utility plant:
Utility plant	$2,717,339	$2,506,946
Less accumulated depreciation and amortization	(858,062)	(805,178)
Net utility plant	1,859,277	1,701,768

Current assets:
Cash and cash equivalents	25,492	8,837

Receivables: net of allowance for doubtful accounts of $830 for 2016 and $730 for 2015, respectively
Customers	30,305	31,512
Regulatory balancing accounts	30,332	35,052
Other	17,158	14,760
Unbilled revenue	25,228	23,181
Materials and supplies at weighted average cost	6,292	6,339
Taxes, prepaid expenses, and other assets	7,262	7,897
Total current assets	142,069	127,578

Other assets:
Regulatory assets	355,930	361,893
Goodwill	2,615	2,615
Other	51,854	47,399
Total other assets	410,399	411,907
TOTAL ASSETS	$2,411,745	$2,241,253

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$479
Additional paid-in capital	334,856	333,135
Retained earnings	324,135	308,541
Total common stockholders’ equity	659,471	642,155
Long-term debt, less current maturities	531,745	508,002
Total capitalization	1,191,216	1,150,157

Current liabilities:
Current maturities of long-term debt	26,208	6,043
Short-term borrowings	97,100	33,615
Accounts payable	77,813	66,380
Regulatory balancing accounts	4,759	2,227
Accrued interest	5,661	5,088
Accrued expenses and other liabilities	38,689	34,545
Total current liabilities	250,230	147,898

Unamortized investment tax credits	1,798	1,872
Deferred income taxes, net	298,924	264,897
Pension and postretirement benefits other than pensions	222,691	236,266
Regulatory and other liabilities	83,648	82,414
Advances for construction	182,448	180,172
Contributions in aid of construction	180,790	177,577
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$2,411,745	$2,241,253

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	December 31,	December 31,
	2016	2015

Operating revenue	$150,930	$138,426
Operating expenses:
Operations:
Water production costs	51,160	49,265
Administrative and General	23,437	28,041
Other operations	22,316	16,021
Maintenance	5,451	5,728
Depreciation and amortization	15,827	15,366
Income taxes	5,612	3,520
Property and other taxes	5,792	5,523
Total operating expenses	129,595	123,464

Net operating income	21,335	14,962

Other income and expenses:
Non-regulated revenue	5,996	5,084
Non-regulated expenses	(3,285)	(3,528)
Income tax expense on other income and expenses	(1,098)	(630)
Net other income	1,613	926

Interest expense:
Interest expense	8,482	7,854
Less: capitalized interest	(624)	(443)
Net interest expense	7,858	7,411

Net income	$15,090	$8,477

Earnings per share
Basic	$0.31	$0.18
Diluted	$0.31	$0.18
Weighted average shares outstanding
Basic	47,966	47,876
Diluted	47,969	47,886
Dividends per share of common stock	$0.1725	$0.1675

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Twelve-Months ended:

	December 31,	December 31,
	2016	2015

Operating revenue	$609,370	$588,368
Operating expenses:
Operations:
Water production costs	219,993	207,926
Administrative and General	98,474	113,110
Other operations	80,082	67,248
Maintenance	22,993	21,463
Depreciation and amortization	63,599	61,381
Income taxes	24,804	24,528
Property and other taxes	23,231	21,559
Total operating expenses	533,176	517,215

Net operating income	76,194	71,153

Other income and expenses:
Non-regulated revenue	16,585	15,624
Non-regulated expenses	(11,591)	(13,729)
Income tax expense on other income and expenses	(2,012)	(761)
Net other income	2,982	1,134

Interest expense:
Interest expense	33,466	29,185
Less: capitalized interest	(2,965)	(1,915)
Net interest expense	30,501	27,270

Net income	$48,675	$45,017

Earnings per share
Basic	$1.02	$0.94
Diluted	$1.01	$0.94
Weighted average shares outstanding
Basic	47,953	47,865
Diluted	47,956	47,880
Dividends per share of common stock	$0.6900	$0.6700